Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Pennsylvania Real Estate Investment Trust:

We consent to the use of our report dated February 28, 2007, except as to note 2, which is as of July 13, 2007, with respect to the consolidated balance sheets of Pennsylvania Real Estate Investment Trust and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule, which report appears in the Current Report on Form 8-K of Pennsylvania Real Estate Investment Trust filed July 16, 2007. We also consent to the use of our report with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, dated February 28, 2007, which report appears in the December 31, 2006 Annual Report on Form 10-K of Pennsylvania Real Estate Investment Trust. Our reports have been incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

December 20, 2007